EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2021 Earnings Results – Added New Lines in China for Vestas and Secures Strategic Investment from Oaktree Capital Management of up to $600 Million

SCOTTSDALE, Ariz., Nov. 08, 2021 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the third quarter ended September 30, 2021.

Highlights

For the quarter ended September 30, 2021:

  Net sales of $479.6 million
  Net loss of $30.7 million or ($0.83) per diluted share
  EBITDA loss of $6.5 million
  Adjusted EBITDA of $0.2 million
KPIs		3Q’21	3Q’20
	Sets[1]	830	1,037
	Estimated megawatts²	3,395	3,571
	Utilization[3]	76%	93%
	Dedicated manufacturing lines[4]	54	55
	Manufacturing lines installed[5]	54	54
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades produced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup, or transition during the period.

“We are diligently navigating through a challenging macroeconomic backdrop that is adversely impacting the wind industry on a global scale,” said Bill Siwek, President and CEO of TPI Composites. “While we are pleased to achieve revenue growth in the quarter, near-term challenges have hindered the profitability in the business. We have witnessed volume declines from our OEM customers as many of their customers are in a wait-and-see mode with the impending federal legislation pertaining to the Build Back Better Plan (BBB), the recently passed Infrastructure Investment and Jobs Act, and the tax credit incentives to be included in the BBB plan. We believe that final passage of this bill will help bring clarity to our future demand outlook. In addition, I’m extremely proud of the efforts of our team to mitigate the supply chain pressures which have led to rising input and freight costs as well as limited the availability of certain raw materials. We expect these challenges to persist through most of 2022. We also experienced production delays at the manufacturing facility that we recently took over from Nordex in Matamoros, Mexico during the third quarter and at one of our manufacturing facilities in Juarez, Mexico, where we are in the startup phase of producing an innovative new blade model for one of our customers. We expect these production delays will be resolved by the end of this year.

“Although these near-term headwinds present a challenge to TPI, we continue to work closely with and deliver to our customer base. In the quarter, we added new lines in China for Vestas and extended a couple of lines in Turkey with Nordex. We remain excited about the long-term prospects for our industry.

“As we have communicated in the past, we expect the overall wind market to be relatively flat in 2022. We believe that these near-term challenges will eventually abate, and, that we are well positioned as a trusted partner for our customers and with our global footprint to capitalize on the long-term growth opportunity in the wind industry.

“We also announced today that we entered into a stock purchase agreement to issue and sell $400 million of Series A Preferred Stock to investment funds managed by Oaktree Capital Management (“Oaktree”). Under the terms of the stock purchase agreement, TPI will issue and sell $350 million of Series A Preferred Stock to Oaktree, subject to customary closing conditions. TPI also may elect at its option to require Oaktree to purchase an additional $50 million of Series A Preferred Stock upon the same terms and conditions as the initial issuance of the Series A Preferred Stock during the two-year period following the closing of the initial issuance. Oaktree is a seasoned investor across the energy value chain and this investment is a strong endorsement of our strategy and long-term growth prospects. We believe the closing of this strategic transaction will strengthen our balance sheet significantly and better position TPI to navigate a rapidly evolving market and operating environment in the near-term while providing the flexibility to take advantage of longer-term growth opportunities,” concluded Mr. Siwek.

Third Quarter 2021 Financial Results

Net sales for the three months ended September 30, 2021, increased by $5.5 million or 1.2% to $479.6 million as compared to $474.1 million in the same period in 2020. Net sales of wind blades increased by $0.6 million or 0.1% to $450.7 million for the three months ended September 30, 2021, as compared to $450.1 million in the same period in 2020. Net sales were positively impacted by an increase in the average selling price due to the mix of wind blade models produced, offset by a 20% decrease in the number of wind blades produced primarily due to reductions in manufacturing lines under contract in China. The three months ended September 30, 2021 were also impacted by the transition to an innovative blade in Juarez, Mexico, the impact on our production due to shortages of raw material supplied by our customers, and a temporary shutdown of our Yangzhou manufacturing facility due to a COVID-19 outbreak in Yangzhou City. U.S. dollar fluctuations against the Euro in our Turkey operations and the Chinese Renminbi in our China operations had a favorable impact of 0.3% on consolidated net sales for the three months ended September 30, 2021, as compared to the 2020 period.

Total cost of goods sold for the three months ended September 30, 2021, was $486.7 million and included $4.5 million of costs related to lines in startup and $10.0 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended September 30, 2020, of $433.6 million and included $5.1 million of costs related to lines in startup and $3.4 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales increased by approximately ten percentage points during the three months ended September 30, 2021, as compared to the same period in 2020, driven primarily by increases in direct material costs, direct labor costs and foreign currency fluctuations. The fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso had an unfavorable impact of 0.5% on consolidated cost of goods sold for the three months ended September 30, 2021, as compared to the 2020 period.

General and administrative expenses for the three months ended September 30, 2021, totaled $8.2 million, or 1.7% of net sales, compared to $9.3 million, or 2.0% of net sales, for the same period in 2020.

Income taxes reflected a provision of $8.3 million for the three months ended September 30, 2021, as compared to a benefit of $32.3 million for the same period in 2020. The increase in the provision was primarily due to the change in the mix of earnings of foreign jurisdictions and U.S. tax on foreign earnings in the comparable periods.

Net loss for the three months ended September 30, 2021, was $30.7 million as compared to net income of $42.4 million in the same period in 2020. The decrease in the net income was primarily due to the reasons set forth above. The diluted net loss per share was $0.83 for the three months ended September 30, 2021, compared to diluted net income per share of $1.13 for the three months ended September 30, 2020.

Adjusted EBITDA for the three months ended September 30, 2021, decreased to $0.2 million as compared to $49.1 million during the same period in 2020. Adjusted EBITDA margin decreased to zero as compared to 10.4% during the same period in 2020.

Capital expenditures were $3.1 million for the three months ended September 30, 2021, as compared to $11.4 million during the same period in 2020. Our capital expenditures primarily relate to machinery and equipment at our new facilities and expansion and improvements at our existing facilities.

We ended the quarter with $119.0 million of cash and cash equivalents, and net debt of $143.8 million as compared to $88.1 million as of December 31, 2020. We used $25.0 million of cash from operating activities and had negative free cash flow of $28.1 million during the three months ended September 30, 2021.

As of September 30, 2021, we were not in compliance with our Total Net Leverage Ratio financial covenant (as defined in our Credit Agreement) and as a result the lender would have the right to request immediate payment of the senior revolving loan. Our liquidity and capital resources were adversely affected by certain events that occurred during the three months ended September 30, 2021. We experienced significant production delays that occurred at the Matamoros, Mexico manufacturing facility that we took over from Nordex in July 2021, as well as significant production delays in one of our Juarez, Mexico manufacturing facilities in connection with the ongoing transition to an innovative new blade for one of our customers. Although we expect that production will be stabilized in both of these manufacturing facilities by the end of the year, we expect that these transitions will continue to have an adverse impact on our liquidity for the remainder of the year. We also expect decreased demand for our wind blades from our customers during the remainder of 2021 and 2022. We believe this decrease in demand is due to the continued global renewable energy regulatory and policy uncertainty and raw material cost increases and constraints. We believe this decreased demand will also adversely impact our profitability and liquidity for the remainder of 2021 and 2022.

In response to these conditions, we entered into (i) a $400 million Series A Preferred Stock Purchase Agreement with funds managed by Oaktree , and (ii) executed a limited 30-day credit agreement waiver through December 8, 2021. We intend to use the net proceeds from the initial $350 million Series A Preferred Stock investment to repay in full all amounts outstanding under the Credit Agreement and the remainder for general corporate purposes.

2021 Guidance

For the full year ending December 31, 2021, we update our guidance to the following:

Guidance (1)	Full Year 2021
Net Sales	$1.72 billion to $1.74 billion
Adjusted EBITDA (2)	$30 million to $40 million
Dedicated Manufacturing Lines	54
Utilization %	Approximately 76%
Wind Blade Set Capacity	4,260
Average Selling Price per Blade	Approximately $165,000
Non-Blade Sales	$120 million to $125 million
Capital Expenditures	$40 million to $45 million
Startup Costs	$17 million to $20 million
Restructuring Costs	Approximately $30 million

      (1)   These numbers could be significantly impacted by COVID-19.
      (2)   See Table Four for the reconciliation of this non-GAAP financial data.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Monday, November 8, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13723790. The replay will be available until November 15, 2021. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the closing of the Series A Preferred Stock financing and the proposed amendment to our senior credit facility; our updated guidance for 2021; growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions

This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$479,599	$474,113	$1,343,120	$1,204,566
Cost of sales	472,188	425,064	1,295,660	1,141,183
Startup and transition costs	14,541	8,576	38,994	31,530
Total cost of goods sold	486,729	433,640	1,334,654	1,172,713
Gross profit (loss)	(7,130)	40,473	8,466	31,853
General and administrative expenses	8,185	9,263	23,819	25,646
Loss on sale of assets and asset impairments	7,250	2,160	9,998	5,518
Restructuring charges, net	1,422	45	3,876	343
Income (loss) from operations	(23,987)	29,005	(29,227)	346
Other income (expense):
Interest expense, net	(2,662)	(3,093)	(8,057)	(7,409)
Foreign currency income (loss)	3,958	(17,127)	(6,273)	(18,095)
Miscellaneous income	262	1,259	1,322	2,893
Total other income (expense)	1,558	(18,961)	(13,008)	(22,611)
Income (loss) before income taxes	(22,429)	10,044	(42,235)	(22,265)
Income tax benefit (provision)	(8,248)	32,338	(30,036)	(1,946)
Net income (loss)	$(30,677)	$42,382	$(72,271)	$(24,211)

Weighted-average common shares outstanding:
Basic	37,052	35,546	36,846	35,354
Diluted	37,052	37,423	36,846	35,354

Net income (loss) per common share:
Basic	$(0.83)	$1.19	$(1.96)	$(0.68)
Diluted	$(0.83)	$1.13	$(1.96)	$(0.68)

Non-GAAP Measures (unaudited):
EBITDA	$(6,478)	$27,168	$3,221	$21,819
Adjusted EBITDA	$179	$49,131	$30,635	$53,722

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$119,005	$129,857
Restricted cash	153	339
Accounts receivable	178,104	132,768
Contract assets	244,774	216,928
Prepaid expenses	22,916	29,507
Other current assets	22,613	27,921
Inventories	11,251	10,839
Total current assets	598,816	548,159
Noncurrent assets:
Property, plant, and equipment, net	192,326	209,001
Operating lease right of use assets	146,794	158,827
Other noncurrent assets	24,653	40,270
Total assets	$962,589	$956,257

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$346,272	$295,992
Accrued warranty	42,479	50,852
Current maturities of long-term debt	70,409	32,551
Current operating lease liabilities	22,939	26,099
Contract liabilities	-	614
Total current liabilities	482,099	406,108
Noncurrent liabilities:
Long-term debt, net of current maturities	191,720	184,316
Noncurrent operating lease liabilities	149,742	155,925
Other noncurrent liabilities	7,964	8,873
Total liabilities	831,525	755,222
Total stockholders' equity	131,064	201,035
Total liabilities and stockholders' equity	$962,589	$956,257

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$(24,986)	$60,870	$(28,241)	$33,865
Net cash provided by (used in) investing activities	(3,079)	(11,398)	(30,138)	(53,428)
Net cash provided by financing activities	24,578	5,172	48,280	102,427
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(616)	(679)	(939)	(3,204)
Cash, cash equivalents and restricted cash, beginning of period	123,261	97,444	130,196	71,749
Cash, cash equivalents and restricted cash, end of period	$119,158	$151,409	$119,158	$151,409

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$(30,677)	$42,382	$(72,271)	$(24,211)
Adjustments:
Depreciation and amortization	13,289	14,031	37,399	36,675
Interest expense, net	2,662	3,093	8,057	7,409
Income tax provision (benefit)	8,248	(32,338)	30,036	1,946
EBITDA	(6,478)	27,168	3,221	21,819
Share-based compensation expense	1,943	2,631	7,267	7,947
Foreign currency loss (income)	(3,958)	17,127	6,273	18,095
Loss on sale of assets and asset impairments	7,250	2,160	9,998	5,518
Restructuring charges, net	1,422	45	3,876	343
Adjusted EBITDA	$179	$49,131	$30,635	$53,722

Net debt is reconciled as follows:	September 30,	December 31,
(in thousands)	2021	2020
Cash and cash equivalents	$119,005	$129,857
Less total debt, net of debt issuance costs	(262,129)	(216,867)
Less debt issuance costs	(709)	(1,051)
Net debt	$(143,833)	$(88,061)

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$(24,986)	$60,870	$(28,241)	$33,865
Less capital expenditures	(3,079)	(11,398)	(30,138)	(53,428)
Free cash flow	$(28,065)	$49,472	$(58,379)	$(19,563)

A reconciliation of the low-end and high-end ranges of projected net loss to projected EBITDA and projected adjusted EBITDA for the full year 2021 is as follows:			Full Year 2021 Guidance Range (1)
(in thousands)			Low-End	High-End
Projected net loss			$(155,000)	$(148,500)
Adjustments:
Projected depreciation and amortization			51,000	51,000
Projected interest expense, net			10,000	10,000
Projected income tax provision			69,000	70,000
Projected EBITDA			(25,000)	(17,500)
Projected share-based compensation expense			9,000	9,750
Projected foreign currency loss			6,000	6,250
Projected loss on sale of assets and asset impairments			10,000	11,500
Projected restructuring charges			30,000	30,000
Projected Adjusted EBITDA			$30,000	$40,000

(1) All figures presented are projected estimates for the full year ending December 31, 2021.